EXHIBIT 99.1

Marissa Vidaurri
Head of Investor Relations
National Instruments
512-683-5215
marissa.vidaurri@ni.com

National Instruments to Acquire OptimalPlus
Acquisition strengthens data analytics software capability to provide enterprise-level value

AUSTIN, Texas - June 2, 2020 - National Instruments Corporation (Nasdaq: NATI), the provider of a software-defined platform that accelerates the development and performance of automated test and automated measurement systems, today announced it has entered into a definitive agreement to acquire OptimalPlus Ltd., a global leader in data analytics software for the semiconductor, automotive and electronics industries. The acquisition will expand NI’s enterprise software capabilities to provide customers with business-critical insights through advanced product analytics across their product development flow and supply chain.
NI and OptimalPlus serve highly complementary positions in the semiconductor, automotive and electronics industries. NI test systems are used in semiconductor manufacturing with OptimalPlus serving as a leading supplier of semiconductor manufacturing data analytics. Similarly, the NI automotive and electronics production test offerings are complementary to OptimalPlus’ growing automotive and electronics analytics business. Combining the strength of NI’s software-centric approach with OptimalPlus’ enterprise-level analytics software is expected to dramatically increase the value of test and manufacturing data, enabling product insights that will improve quality, efficiency and time to market for both NI and OptimalPlus customers.
"The addition of OptimalPlus’ data analytics capabilities will enable us to accelerate our growth strategy by increasing enterprise-level value for shared customers in the semiconductor and automotive industries."said Eric Starkloff, NI President and CEO. "During this age of digital transformation, we remain committed to delivering innovative software and systems that leverage a robust data platform to address our customers’ business challenges. I welcome the employees of OptimalPlus and look forward to collectively accelerating our long-term growth ambitions."

"OptimalPlus is excited to join the NI team. We are confident NI is the ideal partner to accelerate our innovation and increase sales opportunities through advanced product analytics,"said Dan Glotter, OptimalPlus Founder and CEO. "It is evident we share the unique commitment to high-quality software tools and need for world-class customer experience. The acquisition by a technology leader like NI is testament to the leading-edge innovation delivered by our R&D, Product and Data Science teams in Israel and to the great dedication and commitment of our employees across the world. Together with NI, we will provide enterprise-level analytics to enable customers to achieve their digital transformation objectives while expanding our customer reach."

The acquisition is subject to customary closing conditions, including regulatory approval. The transaction is valued at $365 million and expected to close in early Q3 2020. OptimalPlus had 2019 revenue of $51 million and employs approximately 240 employees. Due to the highly complementary nature of the companies, there will be minimal cost synergies from this transaction. NI plans to fund the transaction through a combination of cash on hand and debt.

Investor Conference Call Scheduled for Today
NI Management will host a call with the investment community today at 7:30 a.m. CT at www.ni.com/call or dial (855) 212-2361and enter confirmation code 7163489. Replay information is available by calling (855) 859-2056, confirmation code 7163489, shortly after the call through June 5 at 11:30 p.m. CT or by visiting the company’s website at www.ni.com/call.

Advisors

Bank of America is serving as financial advisor to National Instruments. Wilson Sonsini Goodrich & Rosati and Yigal Arnon & Co. are serving as their legal counsel. Qatalyst Partners is serving as financial advisor to OptimalPlus and Meitar is serving as their legal counsel.

About National Instruments
NI (ni.com) develops high-performance automated test and automated measurement systems to help you solve your engineering challenges now and into the future. Our open, software-defined platform uses modular hardware and an expansive ecosystem to help you turn powerful possibilities into real solutions. Learn more at www.ni.com.
About OptimalPlus

OptimalPlus (optimalplus.com) develops analytic solutions based on its big data platform technology which combines machine-learning with a global data infrastructure to provide real-time product analytics and to extract insights from data across the entire supply chain. Serving tier-1 suppliers and OEMs, in the market of semiconductor, automotive and electronic industries. The company provides technology to enhance key manufacturing metrics such as yield and efficiency, improve product quality and reliability and provide full supply chain visibility. OptimalPlus headquarters and R&D are in Israel with offices in Asia, Europe, and the United States.
Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding future growth, expected effects of the pending OptimalPlus transaction, our priorities, focus, plans, vision and strategic direction, our business position, capital allocation plans, and our outlook. We wish to caution you that such statements are just predictions, that actual events or results may differ materially and could be negatively impacted by numerous factors, including the failure or inability of OptimalPlus or NI to meet the closing conditions or to otherwise consummate the transaction, the timing and ability of the parties to obtain regulatory approval, the ability to successfully operate or integrate the OptimalPlus business into NI, the ability to retain and integrate OptimalPlus employees into NI, the ability to realize the expected benefits of the acquisition, changes in customer demands and markets, and any further weakness in the global economy. We refer you to the documents that the company files regularly with the Securities and Exchange Commission, including the company's annual report on Form 10-K filed on February 20, 2020 and quarterly report on Form 10-Q filed on May 4, 2020. These documents contain and identify important factors that could cause our actual results to differ materially from those contained in this press release. NI undertakes no obligation to update any forward-looking statement in this press release.
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